Exhibit 10.21

LETTER OF APPOINTMENT FOR A NON-EXECUTIVE DIRECTOR

[Director Name and Address]

[Date]

Dear [Addressee]:

Letter of appointment

The board of directors (the “Board”) of Cushman & Wakefield plc (the “Company”) is pleased to confirm your appointment to the Board as a non-executive director.

This letter sets out the main terms of your appointment. If you have any questions about or are concerned with any of the terms, or need any more information, please let me know.

By accepting this appointment, you agree that this letter is a contract for service as a director and is not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

1.	APPOINTMENT

1.1	Subject to the remaining provisions of this letter, your appointment under this letter shall be for an initial term commencing on the effective date of the Company’s initial public offering (the “IPO”) until the date of the [first] [second] [third] annual general meeting of the Company’s shareholders (each, an “AGM”) unless terminated earlier by either party giving to the other one month’s prior written notice. It is expressly acknowledged and understood that this appointment is contingent upon the IPO and, if the IPO does not occur, this letter of appointment shall be null and void.

1.2	Your appointment is subject to the Company’s articles of association, as amended from time to time (the “Articles”). Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company. The Articles require one third of the directors to retire by rotation and seek re-election at each AGM.

1.3	Continuation of your appointment is contingent on your continued satisfactory performance, renomination by the nominating and corporate governance committee and approval of the Board, and re-election by the shareholders and any relevant statutory provisions and provisions of the Articles relating to removal of a director. If you are not re-nominated or approved by the Board, the shareholders do not re-elect you as a director, or you are retired from office under the Articles, your appointment shall terminate automatically, with immediate effect and without further compensation.

1.4	Any term renewal is subject to the recommendation of the nominating and corporate governance committee and review and approval of the Board review as well as AGM re-election. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board.

1.5	You may be required to serve on one or more Board committees. In such case you will be provided with the relevant terms of reference on your appointment to such a committee.

1.6	Notwithstanding paragraph 1.1 to paragraph 1.5, the Company may terminate your appointment with immediate effect if you have:

(a)	committed a material breach of your obligations under this letter;

(b)	committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary and/or common-law duties);

(c)	been guilty of any fraud or dishonesty or acted in any manner which, in the Company’s opinion, brings or is likely to bring you or the Company into disrepute or is materially adverse to the Company’s interests;

(d)	been convicted of an arrestable criminal offence other than a road traffic offence for which a fine or non-custodial penalty is imposed;

(e)	been declared bankrupt or have made an arrangement with or for the benefit of your creditors, if you have a county court administration order made against you under the County Court Act 1984;

(f)	been disqualified from acting as a director; or

(g)	not complied with the Company’s anti-corruption and anti-bribery policy and procedures.

1.7	On termination of your appointment, you shall resign from your office as director of the Company unless otherwise requested by the Company.

1.8	If matters arise which cause you concern about your role, you should discuss these matters with the [chairman][chief executive officer] . If you have any concerns which cannot be resolved, and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to the [chairman][chief executive officer] for circulation to the Board.

2.	TIME COMMITMENT

2.1	You will be expected to devote such time as is necessary for the proper performance of your duties. The specific requirements of a director of the Board are set forth in the Company’s Corporate Governance Guidelines, as may be amended from time to time.

2.2	The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.3	By accepting this appointment, you confirm that, taking into account all of your other commitments, you are able to allocate sufficient time to the Company to discharge your responsibilities effectively. You should obtain the agreement of the [chairman] [chief executive officer] before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.

3.	ROLE AND DUTIES

3.1	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to set the Company’s strategic aims and ensure that the necessary financial and human resources are in place for the Company to meet its objectives. The Board also reviews management performance and ensures that the Company meets its obligations to its shareholders and others. As a non-executive director you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

3.2	You shall exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006, U.S. securities laws and the listing standards of the New York Stock Exchange. In addition to complying with the Company’s Articles, Code of Conduct, Corporate Governance Guidelines, and other applicable Company policies, you shall have particular regard to the general duties of directors in Part 10 of the Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole.

3.3	Unless the Board specifically authorises you to do so, you shall not enter into any legal or other commitment or contract on behalf of the Company.

3.4	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your responsibilities as a non-executive director.

4.	[FEES AND] EXPENSES

You shall be compensated for your services as a non-executive director in accordance with the Board of Directors remuneration policy, as such policy may be amended from time to time by the Board. Expenses incurred in connection with the performance of your duties as a director, including but not limited to reasonable travel expenses, shall be reimbursed by the Company in accordance with reimbursement policies as adopted by the Board from time to time.

5.	OUTSIDE INTERESTS

5.1	You have already disclosed to the Board the significant commitments you have outside your role in the Company. You must inform the [chairman][chief executive officer] in advance of any changes to these commitments. You must seek the Board’s agreement before accepting further commitments which might (a) give rise to a conflict of interest, (b) conflict with any of your duties to the Company, or (c) affect the time that you are able to devote to your role at the Company.

5.2	It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any further potential or actual conflicts of interest, these should be disclosed to the [chairman][chief executive officer] and company secretary as soon as you become aware of them. The Board retains full discretion to determine whether the identified conflict is material and to take action with respect to such conflict as appropriate.

6.	CONFIDENTIALITY

6.1	You acknowledge that all information acquired during your appointment is confidential to the Company and should not be released, communicated or disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the [chairman][chief executive officer]. This restriction shall cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally.

6.2	You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.

6.3	Nothing in this paragraph 6 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act and you have complied with the Company’s policy from time to time in force regarding such disclosures.

7.	INSIDE INFORMATION AND DEALING IN THE COMPANY’S SHARES

You will at all times comply with all laws, rules and regulations relating to the disclosure and use of inside information, including applicable U.S. Securities Laws. You will also comply with the Company’s Insider Trading Policy, as it may be amended from time to time. You should avoid making any statements that might risk a breach of these requirements. If in doubt, please contact the [chairman][chief executive officer] or General Counsel.

8.	CHANGES TO PERSONAL DETAILS

You shall advise the company secretary promptly of any change in your address or other personal contact details.

9.	RETURN OF PROPERTY

On termination of your appointment with the Company however arising, or at any time at the Board’s request, you shall immediately return to the Company all documents, records, papers or other property belonging to the Company or any company in the Company’s group which may be in your possession or under your control, and which relate in any way to the Company’s or a group company’s business affairs and you shall not retain any copies thereof.

10.	MORAL RIGHTS

You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.

11.	DATA PROTECTION

11.1	By signing this letter you irrevocably consent to the Company holding and processing data about you for legal, personnel, administrative and management purposes and in particular to the processing of any special categories of personal data (as defined in the Regulation 2016/679 (General Data Protection Regulation) relating to you, in the manner and for the purposes described in the Company’s record retention and document management policy and privacy notices.

11.2	You further consent to: (i) the Company making such information available to any of its group companies, those who provide products or services to the Company or any company in the Company’s group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company its business; and (ii) the transfer of such information to the Company’s or any group company’s business contacts outside the European Economic Area, in each case in the manner and for the purposes described in the Company’s record retention and document management policy and privacy notices.

11.3	You shall comply with the Company’s record retention and document management policy and privacy notices, copies of which are available from the Company’s [General Counsel].

11.4	The Company may change its record retention and document management policy and privacy notices at any time and will notify you in writing of any changes.

12.	THIRD PARTY RIGHTS

No one other than you and the Company shall have any rights to enforce the terms of this letter.

13.	ENTIRE AGREEMENT

13.1	This letter and any document referred to in it constitutes the entire terms and conditions of your appointment and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter.

13.2	You agree that you shall have no remedies in respect of any representation, assurance or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this letter.

14.	AMENDMENT

No amendment or variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

15.	GOVERNING LAW AND JURISDICTION

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to [Brett Soloway], General Counsel.

Yours sincerely

For and on behalf of Cushman & Wakefield plc

I confirm and agree to the terms of my appointment as a non-executive director of Cushman & Wakefield plc as set out in this letter.

Signed on [DATE] by [NON-EXECUTIVE DIRECTOR]